FOR IMMEDIATE RELEASE
New Source Energy Partners L.P. Names New Vice President Accounting and Principal Accounting Officer

OKLAHOMA CITY, February 9, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today named Amber Bonney, age 40, as Vice President Accounting and Principal Accounting Officer, effective immediately.

“Ms. Bonney is an accomplished executive that has demonstrated strong leadership and excellence in the short time she has been with New Source and MidCentral,” said Kristian Kos, Chairman and CEO. “Ms. Bonney adds depth to a growing and talented executive team. This is a significant step in the execution of our vision to build a business for the long-term and provide meaningful employment opportunities for our team members. ”

Prior to her appointment, Ms. Bonney served as the Director of Financial Reporting, having assumed that role in May 2014.  Prior to joining New Source, Ms. Bonney served in various capacities, including as controller, at SandRidge Energy, Inc. from March 2008 until May 2014, where she was responsible for the company’s financial reporting and involved in a variety of notable transactions, including acquisitions, divestitures, debt and equity offerings and initial public offerings for three royalty trusts. Ms. Bonney worked in the internal audit group at Devon Energy Corporation and was a manager at PricewaterhouseCoopers LLP prior to her time at SandRidge Energy, Inc. Ms. Bonney received her Bachelor of Business Administration degree in Accounting and Finance from the University of Oklahoma. Ms. Bonney is also a Certified Public Accountant.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.

New Source Energy Partners L.P.-Investor & Media Contact

Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

And

Justin Mecklenburg
Vice President - Investor Relations
(405) 272-3028
jmecklenburg@newsource.com